Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of General Cannabis Corp. on Form S-8 (File Nos. 333-225413 and 333-210910) of our report dated April 1, 2021, with respect to our audit of the consolidated financial statements of General Cannabis Corp. as of December 31, 2020 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of General Cannabis Corp. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Melville, NY

March 25, 2022